CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-25424 on Form S-8 of Carolina First Corporation of our report dated June 23, 2008 appearing in this Annual Report on Form 11-K of The South Financial Group, Inc. 401(k) Plan for the year ended December 31, 2008.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Cleveland, Ohio

June 25, 2009